EXHIBIT 99.3

China Shuangji Cement, Ltd. Addresses Recently Published List from Ministry of Industry and Information Technology (MIIT)
--Company Working on Getting a New Permit for Larger Modern Production Facility

Press Release source: China Shuangji Cement, Ltd.

Zhaoyuan City, China, Aug. 26, 2010 -- China Shuangji Cement, Ltd. (OTC.BB:CSGJ - News) ("China Shuangji" or the "Company"), a leading producer of high-quality Portland cement in Shandong and Hainan Provinces in the People’s Republic of China (PRC), announced today that one of its 4 cement plants, the Dongfang facility on Hainan Island, is on a recently published list of more than 2,000 production lines across China that the Ministry of Industry and Information Technology (MIIT)* wants to phase out due to concerns about outmoded production methods.  China Shuangji is working closely with the government to keep the plant open and potentially expand production in this fast growing resort area.
According to the list, published on August 6, 2010, the Company’s Dongfang production line may eventually be phased out as part of the Chinese government’s efforts to upgrade and consolidate the cement industry. However, no time-table has been given and the Company is working with the government to allow it to upgrade and modernize its Dongfang plant instead. In the event of a closure, the Company believes that it may be granted a new production permit for a more modern and bigger production line and other forms of compensation in exchange for the closure. The Company’s Dongfang production line, established in 1994 in Hainan Province, has an annual production capacity of 500,000 metric tons of cement, representing 33% of China Shuangji’s current total production capacity. After the Company’s new Zhaoyuan facility comes online, the Dongfang facility would represent only 20% of its new increased total production capacity.

“We are working very closely with the Chinese government to resolve this issue as quickly as possible,” said Mr. Wenji Song, Chairman and President of China Shuangji Cement, Ltd. “We feel confident we will be successful in this regard and are in a good position to upgrade and modernize our Dongfang facility."

Mr. Song continued, "The Company is also presently nearing completion of a brand new state-of-the-art cement facility that would meet all new government standards. This new facility, in Zhaoyuan City, is expected to increase our production capacity by 1,000,000 metric tons to an estimated 2,500,000 metric tons per year, assuming the Dongfang facility remains at 500,000 MT per year. We believe that this new capacity from Zhaoyuan, once it is open, will solidify our position as a major cement player in Shandong and Hainan Provinces.”
*A link to the Ministry of Industry and Information Technology’s (MIIT) list may be found at http://www.miit.gov.cn/n11293472/n11293832/13333261.html.

About China Shuangji Cement, Ltd.

China Shuangji Cement, Ltd. (OTC.BB: CSGJ - News), through its affiliates and controlled entities, is a leading producer of high-quality Portland cement in Shandong and Hainan Provinces. Its processed cement products are primarily purchased by contractors for the construction of buildings, roads, and other infrastructure projects. The Company currently produces approximately 1,500,000 tons of Portland cement annually from two facilities in Hainan and one facility in Shandong and it expects its output will increase by 1,000,000 tons to a total of 2,500,000 tons once the new Zhaoyuan (Shandong Province) plant and upgrades are completed. For more information about China Shuangji, please visit its corporate website at http://www.shuangjicement.com.

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